Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

CF Acquisition Corp. VIII*

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0001 per share (“Common Stock”) (2)	Other	2,739,089	$11.06	(3)	$30,294,324.34	(3)	$0.0001102	$3,338.44
	Total Offering Amounts					$30,294,324.34			$3,338.44
	Total Fees Previously Paid								$3,338.44	(4)
	Total Fee Offsets								—
	Net Fee Due								—

*	Upon the closing of the business combination with XBP Europe, Inc., CF Acquisition Corp. VIII will change its name to “XBP Europe Holdings, Inc.”

Capitalized terms not otherwise defined in the footnotes below shall have the meanings ascribed to them in the accompanying Registration Statement.

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of common stock of CF Acquisition Corporation VIII (“CF VIII”) that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of CF VIII’s common stock, as applicable.

(2)	Consists of (i) up to 984,654 shares of Common Stock to be issued to the Sponsor on consummation of the Business Combination as payment in full for outstanding Sponsor loans and out-of-pocket expenses incurred by the Sponsor on behalf of CF VIII as of August 31, 2023, (ii) a number of shares of Common Stock to be issued to the Sponsor on consummation of the Business Combination as payment in full for outstanding Sponsor loans and out-of-pocket expenses incurred by the Sponsor on behalf of CF VIII between September 1, 2023 and the Closing Date, up to a maximum of 214,435 shares (the “Additional Loan Shares”), (iii) up to 1,000,000 shares of Common Stock to be purchased by the Sponsor on consummation of the Business Combination pursuant to the Forward Purchase Contract, (iv) up to 214,435 shares of Common Stock to be acquired by the Sponsor for no additional consideration on consummation of the Business Combination pursuant to the Forward Purchase Contract (the “Promote Forward Purchase Shares”) (provided that the number of Promote Forward Purchase Shares registered herein shall be decreased by the number of Additional Loan Shares), (v) up to 537,500 shares of Common Stock included in the units issued to the Sponsor in the Private Placement, and (vi) up to 2,500 shares of Common Stock included in the units issued to the Sponsor in the Private Placement and currently held by one of CF VIII’s independent directors, Robert Sharp.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of Common Stock as reported on August 8, 2023, which date is a date within five business days of the initial filing of the Registration Statement filed by the registrant for the registration of the securities listed in the table above.

(4)	The registrant previously paid $3,338.44 in connection with the initial filing of this Registration Statement.